Exhibit 4.1

California Water Service Company

Thirteenth Supplement to Note Agreement

Dated as of August 31, 2006

Re:                                           $20,000,000 6.02% Series O Senior Notes
Due August 31, 2031

Thirteenth Supplement to Note Agreement
Dated as of
August 31, 2006
To the Purchaser named in
Schedule A hereto
Ladies and Gentlemen:
     This Thirteenth Supplement to Note Purchase Agreement (the “Thirteenth Supplement”) is between California Water Service Company (the “Company”) whose address is 1720 North First Street, San Jose, California 95112 and the institutional investor named on Schedule A attached hereto (the “Purchaser”).
     Reference is hereby made to that certain Note Agreement dated as of March 1, 1999 (the “Note Agreement”) between the Company and the Purchaser. All capitalized terms not otherwise defined herein shall have the same meaning as specified in the Note Agreement. Reference is further made to Section 4.3 thereof which requires that, prior to the delivery of any Additional Notes, the Company and each Additional Purchaser shall execute and deliver a Supplement.
     The Company hereby agrees with the Purchaser named on Schedule A hereto as follows:
     1.      The Company has authorized the issue and sale of $20,000,000 aggregate principal amount of its 6.02% Series O Senior Notes due August 31, 2031 (the “Series O Notes”). The Series O Notes, together with the Series B Notes initially issued pursuant to the Note Agreement, the Series C Notes issued pursuant to the First Supplement to Note Agreement dated as of October 1, 2000, the Series D Notes issued pursuant to the Second Supplement to Note Agreement dated as of September 1, 2001, the Series E Notes issued pursuant to the Third Supplement to Note Agreement dated as of May 1, 2002, the Series F Notes issued pursuant to the Fourth Supplement to Note Agreement dated as of August 15, 2002, the Series G Notes issued pursuant to the Fifth Supplement to Note Agreement dated as of November 1, 2002, the Series H Notes issued pursuant to the Sixth Supplement to Note Agreement dated as of December 1, 2002, the Series I Notes issued pursuant to the Seventh Supplement to Note Agreement dated as of May 1, 2003, the Series J Notes issued pursuant to the Amended and Restated Eighth Supplement to Note Agreement dated as of May 1, 2003, the Series K Notes issued pursuant to the Ninth Supplement to Note Agreement dated as of February 15, 2003, the Series L Notes issued pursuant to the Tenth Supplement to Note Agreement dated as of February 15, 2003, the Series M Notes issued pursuant to the Eleventh Supplement to Note Agreement dated as of November 3, 2003, the Series N Notes issued pursuant o the Twelfth Supplement to Note Agreement dated as of October 24, 2003 and each Series of Additional Notes which may from time to time be issued pursuant to the provisions of Section 1.4 of the

Note Agreement, are collectively referred to as the “Notes” (such term shall also include any such notes issued in substitution therefor pursuant to Section 9.2 of the Note Agreement). The Series O Notes shall be substantially in the form set out in Exhibit 1 hereto with such changes therefrom, if any, as may be approved by the Purchaser and the Company.
     2.      Subject to the terms and conditions hereof and as set forth in the Note Agreement and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, Series O Notes in the principal amount set forth opposite the Purchaser’s name on Schedule A hereto at a price of 100% of the principal amount thereof on the closing date hereafter mentioned.
     3.      Delivery of the $20,000,000 in aggregate principal amount of the Series O Notes will be made at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603-4080 against payment therefor in Federal Reserve or other funds current and immediately available at the principal office of Bank of America, ABA No. 121000358, Account No. 14872 00230, Account Name: California Water Service Company General Account, in the amount of the purchase price at 11:00 A.M., San Francisco, California time, on August 31, 2006 or such later date (not later than September 8, 2006) as shall mutually be agreed upon by the Company and the Purchaser of the Series O Notes (the “Closing Date”).
     4.      Prepayment of Notes.
     (a)      Required Prepayments. No prepayments are required to be made with respect to the Series O Notes prior to the expressed maturity date thereof other than prepayments made in connection with an acceleration of the Series O Notes pursuant to the provisions of Section 6.3 of the Note Agreement.
     (b)      Optional Prepayment with Premium. Upon compliance with Section 4(d) below the Company shall have the privilege, at any time and from time to time, of prepaying the outstanding Notes of any Series, either in whole or in part (but if in part then in a minimum principal amount of $100,000) by payment of the principal amount of the Notes of such Series, or portion thereof to be prepaid, and accrued interest thereon to the date of such prepayment, together with a premium equal to the Make-Whole Amount, determined as of five Business Days prior to the date of such prepayment pursuant to this Section 4(b).
     (c)      Optional Prepayment at Par in the Event of Condemnation. In the event a Material Condemnation shall have occurred with respect to any property of the Company or a Restricted Subsidiary, then upon compliance with Section 4(d) below the Company shall have the privilege of applying the proceeds of any condemnation award received in connection with such Material Condemnation to the prepayment of the principal amount of the Notes of any Series then outstanding, or any portion thereof to the extent of such proceeds, together with accrued interest thereon to the date of such prepayment. Any optional prepayment made pursuant to this Section 4(c) shall be without premium.

     (d)      Notice of Optional Prepayments. The Company will give notice of any prepayment of the Notes pursuant to Section 4(b) or 4(c) to each Holder of Notes to be prepaid not less than 30 days nor more than 60 days before the date fixed for such optional prepayment specifying (a) such date, (b) the Section of this Thirteenth Supplement under which the prepayment is to be made, (c) the principal amount of the Holder’s Notes to be prepaid on such date, (d) whether a premium may be payable, (e) the date when the premium, if any, will be calculated, (f) the estimated premium, together with a reasonably detailed computation of such estimated premium, and (g) the accrued interest applicable to the prepayment. Such notice of prepayment shall also certify all facts, if any, which are conditions precedent to any such prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes to be prepaid specified in such notice, together with accrued interest thereon and the premium, if any, payable with respect thereto shall become due and payable on the prepayment date specified in said notice. Not later than two Business Days prior to the prepayment date specified in such notice, the Company shall provide each Holder of a Note to be prepaid written notice of the premium, if any, payable in connection with such prepayment and, whether or not any premium is payable, a reasonably detailed computation of the Make-Whole Amount.
     (e)      Application of Prepayments. In the case of each partial prepayment of the Notes pursuant to the provisions of Section 4(b) or 4(c), the principal amount of the Notes of the Series to be prepaid shall be allocated among all of the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof.
     (f)      Direct Payment. Notwithstanding anything to the contrary contained in the Note Agreement, this Thirteenth Supplement or the Notes, in the case of any Note owned by any Holder that is a Purchaser, Additional Purchaser or any other Institutional Holder which has given written notice to the Company requesting that the provisions of this Section 4(f) shall apply, the Company will punctually pay when due the principal thereof, interest thereon and premium, if any, due with respect to said principal, without any presentment thereof, directly to such Holder at its address set forth herein or such other address as such Holder may from time to time designate in writing to the Company or, if a bank account with a United States bank is so designated for such Holder, the Company will make such payments in immediately available funds to such bank account, marked for attention as indicated, or in such other manner or to such other account in any United States bank as such Holder may from time to time direct in writing.
     (g)      Make Whole Amount. The term “Make-Whole Amount” means, with respect to any Series O Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:
     “Called Principal” means, with respect to any Series O Note, the principal of such Note that is to be prepaid pursuant to Section 4(b) or has become or is declared to be immediately due and payable pursuant to Section 6.3 of the Note Agreement, as the context requires.

     “Discounted Value” means, with respect to the Called Principal of any Series O Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Series O Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.
     “Reinvestment Yield” means, with respect to the Called Principal of any Series O Note, 0.50%, plus the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the fifth Business Day preceding the Settlement Date with respect to such Called Principal, on the display page of the Bloomberg Financial Markets Services Screen PX1 or the equivalent screen provided by Bloomberg Financial Markets Commodities News for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life and (2) the actively traded U.S. Treasury security with the maturity closest to and less than the Remaining Average Life.
     “Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
     “Remaining Scheduled Payments” means, with respect to the Called Principal of any Series O Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Series O Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 4(b) hereof or Section 6.3 of the Note Agreement.

     “Settlement Date” means, with respect to the Called Principal of any Series O Note, the date on which such Called Principal is to be prepaid pursuant to Section 4(b) hereof or has become or is declared to be immediately due and payable pursuant to Section 6.3 of the Note Agreement, as the context requires.
     5.      Closing Conditions.
     (a)      Conditions. The obligation of the Purchaser to purchase the Series O Notes on the Closing Date shall be subject to the performance by the Company of its agreements hereunder which by the terms hereof are to be performed at or prior to the time of delivery of the Series O Notes and to the following further conditions precedent:
     (i)      Closing Certificate. Such Purchaser shall have received a certificate dated the Closing Date, signed by the President or a Vice President of the Company, the truth and accuracy of which shall be a condition to such Purchaser’s obligation to purchase the Series O Notes proposed to be sold to such Purchaser and to the effect that (1) the representations and warranties of the Company set forth in Exhibit 2 hereto are true and correct on and with respect to the Closing Date, (2) the Company has performed all of its obligations hereunder which are to be performed on or prior to the Closing Date, and (3) no Default or Event of Default has occurred and is continuing.
     (ii)      Compliance Certificate. Such Purchaser shall have received a certificate dated the Closing Date, signed by the Senior Financial Officer of the Company stating that such officer has reviewed the provisions of the Note Agreement and this Thirteenth Supplement and setting forth the information and computation (in sufficient detail) required in order to establish whether the Company is in compliance with Section 5.6 of the Note Agreement on the Closing Date.
     (iii)      Legal Opinions. Such Purchaser shall have received from Gibson, Dunn & Crutcher LLP, counsel for the Company, John S. Tootle, General Counsel for the Company, and Chapman and Cutler LLP, special counsel for the Purchaser, their opinions dated the Closing Date, in form and substance satisfactory to such Purchaser, and covering the matters set forth respectively in Exhibits 3, 4 and 5 hereto.
     (iv)      Regulatory Approval. Prior to the Closing Date, the issue and sale of the Series O Notes shall have been duly authorized or approved by appropriate order of the Public Utilities Commission of the State of California (the “Commission”). Such order shall be final and in full force and effect and not subject to any appeal, hearing, rehearing or contest. All conditions contained in any such order which are to be fulfilled on or prior to the issuance of the Series O Notes shall have been fulfilled. The Company shall have delivered to the Purchaser and its special counsel a certified copy of such order and the application therefor.
     (v)      Related Transactions. The Company shall have consummated the sale of the entire principal amount of the Series O Notes scheduled to be sold on the Closing Date pursuant to this Thirteenth Supplement.

     (vi)      Satisfactory Proceedings. All proceedings taken in connection with the transactions contemplated by this Thirteenth Supplement, and all documents necessary to the consummation thereof, shall be satisfactory in form and substance to such Purchaser and such Purchaser’s special counsel, and such Purchaser shall have received a copy (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the consummation of said transactions.
     (vii)      Purchase Permitted By Applicable Law. On the Closing Date, the purchase of Series O Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which the Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation U, T or X of the Board of Governors of the Federal Reserve System) and (c) not subject the Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by the Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.
     (viii)      Payment of Special Counsel Fees. The Company shall have paid, on or before the Closing Date, the fees, charges and disbursements of the Purchaser’s special counsel referred to in (iii) above, to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing Date.
     (ix)      Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Series O Notes.
     (b)      The obligation of the Company to deliver the Series O Notes hereunder is subject to the conditions that (i) the Commission shall have authorized the issuance and sale by the Company of the Series O Notes at the price herein provided and said authorization shall be in full force and effect and (ii) the entire principal amount of the Series O Notes scheduled to be sold on the Closing Date pursuant to this Thirteenth Supplement shall have been tendered by the Purchaser. If the condition specified in this Section 5(b) shall not have been fulfilled prior to or on the Closing Date, this Thirteenth Supplement and all the obligations of the Company hereunder, except as provided in Section 9.4 of the Note Agreement, may be cancelled by the Company.
     (c)      If on the Closing Date the Company fails to tender to the Purchaser the Series O Notes to be issued to the Purchaser on such date or if the conditions specified in Section 5(a) have not been fulfilled, the Purchaser may thereupon elect to be relieved of all further obligations under this Thirteenth Supplement. Without limiting the foregoing, if the conditions specified in Section 5(a) have not been fulfilled, such Purchaser may waive compliance by the Company with any such condition to such extent as such Purchaser may in its sole discretion determine.

Nothing in this Section 5(c) shall operate to relieve the Company of any of its obligations hereunder or to waive the Purchaser’s rights against the Company.
     6.      The Purchaser represents and warrants that the representations and warranties set forth in Section 3.2 of the Note Agreement are true and correct on the date hereof with respect to the Series O Notes purchased by the Purchaser.
     7.      The Company and the Purchaser agree to be bound by and comply with the terms and provisions of the Note Agreement as if such Purchaser were an original signatory to the Note Agreement.
[Remainder of page left intentionally blank.]

     The execution hereof shall constitute a contract between the Company and the Purchaser for the uses and purposes hereinabove set forth, and this agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

California Water Service Company
By /s/ Marty Kropelnicki
Name:	Marty Kropelnicki
Title:	Vice President, Chief Financial Officer and Treasurer

Accepted as of August 31, 2006

Teachers Insurance and Annuity Association of America
By:	/s/ Heather Davis
	Name:	Heather Davis
	Title:	Director

Information Relating to the Purchaser

Principal Amount of
Name and Address of Purchaser	Series O Notes to Be
Purchased

Teachers Insurance and Annuity Association of America	$20,000,000
730 Third Avenue
New York, New York 10017
Payments
All payments on or in respect of the certificate shall be made in immediately available funds on the due date by electronic funds transfer (identifying as California Water Service Company, Series 2006-O) through the Automated Clearing House System to:
JPMorgan Chase Bank, N.A.
ABA No. 021-000-021
Account No. 900-9-000200
Account Name: Teachers Insurance and Annuity Association of America
For Further Credit to the Account Number: G07040
Reference: California Water Service Company, Series 2006-0
Reference: Due August 31, 2031/6.02% P&I Breakdown:
Payment Notices
All notices with respect to payments and prepayments of the Series O Notes shall be sent to:
Teachers Insurance and Annuity Association of America
730 Third Avenue
New York, New York 10017
Attention: Securities Accounting Division
Phone: (212) 916-4109
Facsimile: (212) 916-6955
With a copy to:
JPMorgan Chase Bank, N.A.
P.O. Box 35308
Newark, New Jersey 07101
Contemporaneous written confirmation of any electronic funds transfer shall be sent to the above addresses setting forth (1) the full name, private placement number, interest rate and maturity date of the Series O Notes, (2) allocation of payment between principal, interest, Make-Whole Amount, other premium or any special payment and (3) the name and address of the bank from which such electronic funds transfer was sent.
Schedule A
(to Supplement)

Notices and Communications
All notices and communications, including notices with respect to payments and prepayments, shall be delivered or mailed to:

Teachers Insurance and Annuity Association of America
8500 Andrew Carnegie Blvd.
Charlotte, North Carolina 28262
Attention:	Fixed Income and Real Estate
Telephone:	(704) 988-4277 (Marina Mavrakis)
(704) 988-1000 (General Number)
Facsimile:	(704) 595-0577
Taxpayer Identification Number: 13-1624203

A-2

[Form of Series O Note]
This Note has not been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and any sale, transfer, pledge or other disposition thereof may be made only (1) in a transaction registered under said Act or (2) if an exemption from registration under said Act is available.
California Water Service Company
6.02% Series O Senior Note
Due August 31, 2031
PPN 130789 Q@ 2

No. $	August ___, 2006
     California Water Service Company, a California corporation (the “Company”), for value received, hereby promises to pay to or registered assigns
on the thirty-first day of August, 2031,
the principal amount of
Dollars ($____________)
and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount from time to time remaining unpaid hereon at the rate of 6.02% per annum from the date hereof until maturity, payable semiannually on the last day of each February and August in each year (commencing on the first of such dates after the date hereof) and at maturity. The Company agrees to pay interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest, at the rate of 8.02% per annum after the due date, whether by acceleration or otherwise, until paid. Both the principal hereof and interest hereon are payable at the principal office of the Company in San Jose, California in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts.
Exhibit 1
(to Supplement)

     This Note is one of a series of Notes (the “Notes”) issued pursuant to the Thirteenth Supplement (the “Thirteenth Supplement”) to the Note Agreement dated as of March 1, 1999 (as from time to time amended and supplemented, the “Note Agreement”), between the Company, the Purchaser named therein and Additional Purchasers of Notes from time to time issued pursuant to any Supplement to the Note Agreement. This Note and the holder hereof are entitled equally and ratably with the holders of all other Notes of all Series from time to time outstanding under the Note Agreement to all the benefits provided for thereby or referred to therein. Each holder of this Note will be deemed, by its acceptance hereof, to have made the representation set forth in Section 3.2 of the Note Agreement, provided that such holder may (in reliance upon information provided by the Company, which shall not be unreasonably withheld) make a representation to the effect that the purchase by such holder of any Note will not constitute a non-exempt prohibited transaction under Section 406(a) of ERISA.
     This Note and the other Notes outstanding under the Note Agreement may be declared due prior to their expressed maturity dates, all in the events, on the terms and in the manner and amounts as provided in the Note Agreement.
     The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in the Note Agreement.
     This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, premium, if any, and interest on this Note shall be made only to or upon the order in writing of the registered holder.
     This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of California excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

California Water Service Company
By
Name:
Title:

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Representations and Warranties
     The Company represents and warrants to the Purchaser that:
     1.      Corporate Organization, Subsidiaries. The Company is duly organized and existing and in good standing under and by virtue of the laws of the State of California and is duly authorized and empowered to own and operate its properties and to carry on its business, all as and in the places where such properties are now owned and operated and such business is conducted. The Company has no Subsidiaries.
     2.      Corporate Authority. The Company has full corporate power and corporate authority to sell and issue the Series O Notes. The issuance and sale of the Series O Notes and the execution and delivery of the Thirteenth Supplement will have been duly authorized by the Board of Directors of the Company and by the Public Utilities Commission of the State of California (the “Commission”) prior to the Closing Date, and no other action is required to be taken by, and no consents or approvals are required to be obtained from, the shareholders of the Company or any public body or bodies, and no other corporate action of the Company is requisite to such issue and sale.
     3.      Business and Property. The Purchaser has heretofore been furnished with a copy of the Company Information which generally sets forth the principal properties of the Company and the business conducted and proposed to be conducted by the Company.
     4.      Indebtedness. Annex A attached hereto correctly describes all Current Debt, Funded Debt and Capitalized Leases of the Company outstanding on June 30, 2006.
     5.      Financial Statements and Reports. The Company has furnished the Purchaser with a copy of its audited financial reports for 2003, 2004 and 2005 hereinafter called the “Company Reports,” and a copy of Form 10-K filed by California Water Service Group (“CWSG”) hereinafter called the “CWSG 10-K” with the Securities and Exchange Commission for 2005, together with all reports or documents required to be filed by CWSG pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the filing of the CWSG 10-K. The financial statements contained in the foregoing Company Reports, the CWSG 10-K, the Quarterly Reports and such other reports and documents were prepared in accordance with generally accepted accounting principles upon a consistent basis and are complete and correct and the balance sheets included therein fairly present the financial condition of the Company or CWSG, as the case may be, as at the respective dates thereof and the Statements of Income, Common Shareholders’ Equity and Cash Flows included therein fairly present the results of the operations of the Company for the periods covered thereby, subject in the case of unaudited statements to normal year-end adjustments.
     6.      Material Contracts. The Company has no contracts or commitments, whether contingent or other, which are material to the Company and which were not made in the ordinary course of business. Certain material contracts related to water supply are listed in Annex B hereto. The Company has no contracts or commitments, contingent or other, which materially and adversely affect or in the future may (so far as the Company can foresee) materially and
Exhibit 2
(to Supplement)

adversely affect the Company or its business, property, assets, operations or condition, financial or other. As of December 31, 2005, there were no material liabilities of the Company (other than those under contracts entered into in the normal and ordinary course of business), actual, contingent or accrued, which were not reflected in the Company Reports and CWSG 10-K except for (i) liability in respect of uncompleted construction work under open contracts in connection with the Company’s construction program and (ii) the obligations of the Company to contribute to a pension plan, an employees’ savings plan and a health and welfare plan.
     7.      No Material Adverse Change. (a) There has been no change in the condition of the Company, financial or other, from that set forth or reflected in the Company Information, other than changes which may have occurred in the ordinary course of business or by reason of ordinary dividends paid or declared or outstanding First Mortgage Bonds redeemed by the Company in accordance with their terms, and no such changes in the ordinary course of business have been material adverse changes.
     (b)      Since December 31, 2005, neither the business, operations, properties nor assets of the Company have been adversely affected in any material way by any casualties such as fire, windstorm, riot, strike, explosion, accident, flood, earthquake, lockout, sabotage, activities of armed forces, act of God or the public enemy or condemnation of properties by the United States government or any municipal governmental agency, authority or body.
     8.      Title to Properties. The Company is engaged in the business of a public utility water company serving all or a portion of the California cities and communities listed in the 2005 Company Report and paragraph 9 hereof. The Company has good and merchantable title, subject only to the lien of the Mortgage Indenture and to current tax and assessment liens, rights-of-way, easements and certain minor liens, encumbrances, clouds or defects in title which do not materially affect the use thereof, to all the material water distribution facilities (including, without limitation, transmission and distribution mains, pump stations, wells, storage tanks and reservoirs) and other material units of property used in its business except as follows:
      (a)      some of the offices, but not its principal office, are in leased premises and some wells, well sites and other minor distribution facilities are rented; and
      (b)      several wells are located on property which the Company does not own but in which it has an easement for the location of such wells;
and except as to easements and rights-of-way and certain parcels of land (not exceeding for said parcels of land an aggregate book value of $1,000,000) with respect to which there is a possibility of reverter if the property ceases to be used for public utility purposes, and, except that the greater portion of its transmission and distribution systems is located in public highways and streets and in rights-of-way owned by the Company over lands of others, the Company’s title thereto is fee simple. Except for parcels of land having an aggregate book value of not more than $1,000,000, the Company has good and merchantable title to all its other property and assets subject only to the lien of the Mortgage Indenture and the lien of the Dominguez Mortgage Indenture and to current tax and assessment liens and minor liens and encumbrances which do not materially affect the use thereof. All of the properties of the Company are located in the

E-2-2

State of California and substantially all of the properties of the Company used or useful in its public utility business are subject to the Mortgage Indenture. As used herein, the term “Dominguez Mortgage Indenture” means the Trust Indenture dated as of August 1, 1954, as supplemented from time to time, between the Company, as successor to Dominguez Water Company (“Dominguez”) and U.S. Bank, as Trustee, which provides a lien on properties owned by Dominguez immediately prior to the merger described in paragraph 9 hereof which lien secures $9,000,000 in aggregate principal amount of Dominguez bonds which were assumed by the Company upon the merger.
     9.      Franchises. The Company has, in its judgment, adequate franchises and permits without burdensome restrictions (other than those typically contained in franchises and permits of this type) to allow the Company to conduct the business in which it is engaged.
     The Company has two classes of franchises to install and operate water pipes and mains under public streets and highways:
      (a)      so-called “constitutional” franchises obtained by virtue of the provisions of Article XI, Section 19, of the California Constitution, as in effect prior to 1911; and
      (b)      franchises granted pursuant to statutory authority.
     The Company believes, based on the previous advice of outside regulatory counsel (which is itself based upon the assumption of the accuracy of information obtained by the Company from sources believed to be reliable) that the following cities served by the Company were all incorporated prior to 1911:

Bakersfield	Marysville	South San Francisco
Chico	Oroville	Stockton
Dixon	Redondo Beach	Visalia
Hermosa Beach	Salinas	Willows
King City	San Mateo
Livermore	Selma
that water distribution systems were constructed and service furnished to the inhabitants of each by various predecessors of the Company prior to 1911, and that there were no public water works owned or controlled by the municipality in any of them prior to 1911), that the Company has a “constitutional” franchise in each of the above cities and under such constitutional franchise has a perpetual right which was not repealed by the repeal of Article XI, Section 19, of the California Constitution to continue to occupy public streets of each of said cities with its pipes and mains and to lay down additional pipes and mains in said streets for the supplying of water, subject to reasonable regulation by the respective municipalities. The Company also believes, based on the advice of such outside regulatory counsel, that this right is not limited to streets in which pipes or mains were laid prior to 1911 but extends at least to all streets in the said municipalities as they existed at the date of repeal of the constitutional provision in 1911 and probably also extends to territory incorporated into each respective city after such repeal, although this latter question remains somewhat in doubt in the absence of a final decision of the

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courts thereon. The Company holds either by assignment or as original grantee franchises granted under statutory authority by the Counties of Kern, Los Angeles, San Joaquin, Santa Clara and Monterey, the Cities of Montebello, Torrance, Cupertino, Sunnyvale, Los Altos, Mountain View, Bakersfield, Commerce, San Carlos, Rolling Hills Estates and Thousand Oaks, and the Towns of Los Altos Hills and Atherton. The Company’s franchises from the Cities of Palos Verdes Estates, Menlo Park, Woodside and Rancho Palos Verdes terminated in 1977, 1993, 1994 and 2003, respectively. While none of the Cities and the Company have executed a new franchise agreement, the Company has made and will continue to make franchise payments to each of the Cities in accordance with the provisions of the prior franchise. In other areas where the Company has no franchise, the Company or its predecessors have distributed water for many years and, to the Company’s knowledge, no question has ever been raised as to the right to make such distribution and to maintain all pipes and mains necessary therefor.
     On May 25, 2000, Dominguez Service Corporation was merged into the Company and subsequently Dominguez and its subsidiaries were also merged into the Company (collectively, the “merger”). The Company acquired in the Dominguez merger operations in the following cities, counties, townships or localities that Dominguez previously served:

Bodfish	Kern County	Los Angeles County
Carson	Kernville	Lucerne
Compton	Lake Hughes	Mountain Shadows
Duncans Mills	Lakeland	Onyx
Fremont Valley	Lancaster	Squirrel Valley
Guerneville	Leona Valley	Torrance
Harbor City	Long Beach	Wofford Heights
Water distribution systems were constructed and service furnished to the inhabitants of the localities currently known as Carson, Compton, Harbor City, Long Beach and Torrance by various predecessors of the Company prior to 1911 and the Company believes that it has a prior right to operate in these locations which right was not extinguished by the incorporation of these cities subsequent to 1911. Except as noted below, Dominguez has no franchises from these cities and has made no franchise payments to them and, to the Company’s knowledge, no question has ever been raised as to the right to make water distribution and to maintain all pipes and mains necessary therefor.
     As to the remaining localities, Dominguez has received written franchise agreements which are in full force and effect and has paid all franchise fees to date, with the exception of Compton, as to which the franchise expired without renewal in 1994. Dominguez continued to provide water services to Compton subsequent to the expiration of the franchise, and to pay franchise fees, and to the Company’s knowledge no question has ever been raised as to the right to make such distribution and to maintain all pipes and mains necessary therefor. However, as of May 2003, the County of Los Angeles cancelled its Dominguez franchise and incorporated the franchise territory into the Company’s Los Angeles County franchise.
     10.      Condition of Assets. The physical assets of the Company are in sound operating condition, there are no material arrears in the maintenance of any such physical assets which

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could reasonably be expected to have a material adverse effect on the Company and the Company believes that its sources of water are adequate to meet its requirements for the foreseeable future.
     11.      Pending Litigation, Proceedings. (a) Other than as disclosed in the Company Reports, there are no actions, suits or proceedings pending at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or, to the knowledge of the Company, threatened against or affecting the Company not adequately covered by insurance or for which reserves adequate in the Company’s judgment have not been established which involve, in the opinion of the Company, a reasonable possibility of judgments or liabilities exceeding $500,000 in the aggregate net of insurance, or which may, in the opinion of the Company result in any material adverse change in the business or properties or in the condition, financial or other, of the Company, or the ability of the Company to perform its obligations under the Thirteenth Supplement or the Series O Notes.
     (b)      There are no proceedings pending or, to the knowledge of the Company, threatened against the Company before or by any federal, state or municipal commission, board or other administrative agency, which materially and adversely affect the water rates of the Company presently in effect.
     (c)      The Company is not in default with respect to any order, writ, injunction or decree of any court, or any federal, state or municipal commission, board or other administrative agency and the Company has complied with all applicable statutes and regulations of the United States of America and of any state, municipality or agency of any thereof, in respect of the conduct of its business known or believed by the Company to be applicable thereto, the failure to comply with which could reasonably be expected to have a material adverse effect on the Company or its properties.
     12.      No Condemnation Proceedings. Since January 1, 1995, no elections have been held or other actions taken authorizing the commencement of proceedings for condemnation of any of the properties of the Company. However, from time to time there are expressions of interest made by public bodies, elected or appointed municipal officials, persons seeking political position or citizens groups urging acquisition of the Company’s facilities in one or more of the communities served by the Company. The Company does not believe that any acquisition by a city or municipality of its properties by condemnation or threat thereof would be adverse to the holder of the Series O Notes.
     13.      No Burdensome Restrictions. The Company is not subject to any burdensome corporate restrictions in its Articles of Incorporation, By-Laws or otherwise, which materially and adversely affect or in the future may (so far as the Company can foresee) materially and adversely affect the Company or its business, property, assets, operations or condition, financial or other.
     14.      Regulatory Status, Approval. (a) The Company is not a registered holding company or a subsidiary of a registered holding company and the Company is not required to register

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under the Public Utility Holding Company Act of 2005, as amended. The Company is subject to the jurisdiction of the Commission.
     (b)      No consent of, approval or authorization by, filing or registration with, or notice to any governmental or public authority or agency is required for the issuance, sale or delivery of the Series O Notes or the execution, delivery or performance of the Thirteenth Supplement, other than the authorization of the Commission, which authorization has been duly obtained, is in full force and effect and is not subject to any appeal, hearing, rehearing or contest. All conditions contained in any such authorization which were to be fulfilled on or prior to the issuance of the Series O Notes have been fulfilled. The Company has furnished to your special counsel true, correct and complete copies of said authorization and all applications heretofore filed with or submitted to the Commission in connection with its action to obtain said authorization.
     15.      No Defaults, Compliance with Other Instruments. The Company is not in default under any outstanding indentures, contracts or agreements which are material to the Company including, without limitation, the Mortgage Indenture; and on the Closing Date there will not exist any condition which would be a default under any such indenture, contract or agreement. The execution and delivery of the Thirteenth Supplement, the consummation of the transactions therein provided for and compliance with the provisions of the Thirteenth Supplement and the Series O Notes by the Company will not violate or result in any breach of the terms, conditions or provisions of, or constitute a default under, its Articles of Incorporation, By-Laws or any indenture, mortgage, deed of trust, bank loan or credit agreement, or other material agreement or instrument to which the Company is a party or by which the Company may be bound, nor will such acts result in the violation of any applicable law, rule, regulation or order applicable to the Company of any court or governmental authority having jurisdiction in the premises or in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever, upon any property or assets of the Company.
     16.      Leases. The Company has the right to, and does, enjoy peaceful and undisturbed possession under all material leases to which it is a party or under which it is operating. All such leases are valid, subsisting and in full force and effect, and the Company is not in default under any thereof and no event has occurred and is continuing, and no condition exists that, after notice or passage of time or both could become a material default under any such Lease.
     17.      Use of Proceeds. The Company will use the gross proceeds derived from the sale of the Series O Notes under the Thirteenth Supplement to refinance existing Indebtedness and for general corporate purposes. None of the transactions contemplated in the Thirteenth Supplement (including, without limitation thereof, the use of the proceeds from the sale of the Series O Notes) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including without limitation, Regulations U, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Company does not own or intend to carry or purchase any “margin stock” within the meaning of said Regulation U, including margin stock originally issued by it. None of the proceeds from the sale of the Series O Notes will be used to purchase or carry (or refinance any borrowing the proceeds of which were used to purchase or carry) any margin stock.

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     18.      ERISA. (a) The fair market value of all assets under all “employee pension benefit plans” (as such term is defined in Section 3(2) of ERISA), maintained by the Company, as from time to time in effect, as of December 31, 2005, the last annual valuation date, was exceeded by the actuarial present value of all benefits vested under the Plans by $7,400,000.
     (b)      Neither any of the Plans nor any of the trusts created thereunder, nor any trustee or administrator thereof, has engaged in a “prohibited transaction,” as such term is defined in Section 4975 of the Code which could subject the Plans or any of them, any such trust, or any trustee or administrator thereof, or any disqualified person with respect to the Plans to the tax or penalty on prohibited transactions imposed by said Section 4975, except that, with respect to any actions or omissions of administrators, trustees, other fiduciaries, parties in interest or disqualified persons of or in respect to the Plans (other than employees of the Company), the Company has no knowledge that any of such persons has committed a prohibited transaction, nor has the Company participated knowingly in or knowingly undertaken to conceal a prohibited transaction with or by any of such persons nor enabled any of them to commit a prohibited transaction.
     (c)      Neither any of the Plans subject to Title IV of ERISA nor any trusts related to such plans have been terminated, nor have there been any Reportable Events, as that term is defined in Section 4043 of ERISA (as modified by the regulations thereunder), in respect of those plans since the effective date of ERISA.
     (d)      Neither any of the Plans which are subject to Section 302 of ERISA nor any trusts related to such plans have incurred any “accumulated funding deficiency,” as such term is defined in said Section 302 (whether or not waived), since the effective date of ERISA.
     (e)       The consummation of the transactions provided for in the Thirteenth Supplement and compliance by the Company with the provisions thereof and the Series O Notes issued thereunder will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code.
     19.      Taxes. All Federal, state and local taxes and assessments due from the Company have been (a) fully paid or adequately provided for on the books of the Company in accordance with generally accepted accounting principles or (b) are being contested in good faith by the Company. The Company has not been given notice of any examination of the Federal income tax returns of the Company by the Internal Revenue Service subsequent to the examinations of the returns for tax years 2002 and 2003.
     20.      Compliance with Laws. To the best of the Company’s knowledge, after due inquiry, the Company is in compliance with all applicable Federal, state, or local laws, statutes, rules, regulations or ordinances relating to public health, safety or the environment, including, without limitation, relating to releases, discharges, emissions or disposals to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls (PCB’s), asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, its derivatives, by-products or other hydrocarbons), and to exposure to hazardous substances, the

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failure to comply with which could reasonably be expected to have a material adverse effect on the Company or its properties. Except as disclosed in the 2005 CWSG 10-K, the Company does not know of any liability of the Company under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. Section 9601 et seq.) with respect to any property now or heretofore owned or leased by the Company.
     21.      Full Disclosure. The financial statements referred to in the Thirteenth Supplement do not, nor does the Thirteenth Supplement, the Company Information or any written statement (including without limitation the 2005 Company Report and the 2005 CWSG 10-K) furnished by the Company to you in connection with the negotiation of the sale of the Series O Notes, contain any untrue statement of a material fact or, taken together, omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact which the Company has not disclosed to you in writing which materially affects adversely nor, so far as the Company can now foresee, will materially affect adversely the properties, business, prospects, profits or condition (financial or otherwise) of the Company or the ability of the Company to perform its obligations under the Note Agreement, the Thirteenth Supplement or the Series O Notes.
     22.       Private Offering. Neither the Company, directly or indirectly, nor to its knowledge any agent on its behalf has offered or will offer the Series O Notes or any similar Security or has solicited or will solicit an offer to acquire the Series O Notes or any similar Security from or has otherwise approached or negotiated or will approach or negotiate in respect of the Series O Notes or any similar Security with any Person other than the Purchaser and not more than ten (10) other institutional investors, each of whom was offered a portion of the Series O Notes at private sale for investment. Neither the Company, directly or indirectly, nor any agent on its behalf has offered or will offer the Series O Notes or any similar Security or has solicited or will solicit an offer to acquire the Series O Notes or any similar Security from any Person so as to cause the issuance and sale of the Series O Notes not to be exempt from the provisions of Section 5 of the Securities Act of 1933, as amended.
     23.      Foreign Assets Control Regulations, Etc. Neither the sale of the Series O Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, the Company (a) is not and will not become a person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (b) does not and will not engage in any Material dealings or transactions, or is otherwise associated, with any such person.
     The Company is in compliance in all material respects with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as heretofore amended, renewed and updated). No part of the proceeds from the sale of the Series O Notes hereunder will be used, directly or indirectly, for any payment to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

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Current Debt, Funded Debt and Capitalized Leases
as of September 30, 2003
1.	Current Debt

None.

2.	Funded Debt

$18,100,000 First Mortgage Bonds, Series CC due November 1, 2020.

$3,400,000 First Mortgage Bonds, Series J due 2023 (formerly Dominguez Water Company).

$5,000,000 First Mortgage Bonds, Series K due 2012 (formerly Dominguez Water Company).

$20,000,000 Series A Senior Notes due November 1, 2025.

$20,000,000 Series B Senior Notes due November 1, 2028.

$20,000,000 Series C Senior Notes due November 1, 2030.

$20,000,000 Series D Senior Notes due November 1, 2031.

$20,000,000 Series E Senior Notes due May 1, 2032.

$20,000,000 Series F Senior Notes due November 1, 2017.

$20,000,000 Series G Senior Notes due November 1, 2022.

$20,000,000 Series H Senior Notes due December 1, 2022.

$10,000,000 Series I Senior Notes due May 1, 2023.

$10,000,000 Series J Senior Notes due May 1, 2018.

$10,000,000 Series K Senior Notes due June 30, 2010.

$10,000,000 Series L Senior Notes due March 1, 2018.

$20,000,000 Series M Senior Notes due November 1, 2013.

$20,000,000 Series N Senior Notes due December 1, 2013.

$2,491,000 California Department of Water Resources Loans maturing 2011 to 2032.
3. Capitalized Leases
     None.
Annex A
(to Exhibit 2)

Material Water Supply Contracts
1.	Water Supply Contract, as amended, between the Company and the County of Butte relating to the Company’s Oroville District.

2.	Water Supply Contract between the Company and Kern County Water Agency relating to the Company’s Bakersfield District.

3.	Water Supply Contract, as amended, between the Company and Stockton East Water District relating to the Company’s Stockton District.

4.	Agreement between the City of Hawthorne and the Company.

5.	Settlement Agreement and Master Water Sales Contract between the City and County of San Francisco and Certain Suburban Purchasers.

6.	Supplement to Settlement Agreement and Master Water Sales Contract between the Company and the City and County of San Francisco relating to the Company’s Bear Gulch District.

7.	Supplement to Settlement Agreement and Master Water Sales Contract between the Company and the City and County of San Francisco relating to the Company’s San Carlos District.

8.	Supplement to Settlement Agreement and Master Water Sales Contract between the Company and the City and County of San Francisco relating to the Company’s San Mateo District.

9.	Supplement to Settlement Agreement and Master Water Sales Contract between the Company and the City and County of San Francisco relating to the Company’s South San Francisco District.

10.	Water Supply Contract between the Company and Santa Clara Valley Water District relating to the Company’s Los Altos District.

11.	Water Supply Contract between the Company and Pacific Gas and Electric Company related to the Company’s Oroville District.

12.	Water Supply Contract between the Company and Alameda County Flood Control and Water Conservation District related to the Company’s Livermore District.

13.	Northeast Bakersfield Water Agreement, as amended, between the City of Bakersfield and the Company.

14.	Water Supply Contract 99-73 between the City of Bakersfield and the Company.
Exhibit 4
(to Supplement)